EXHIBIT 11

THE NEWS CORPORATION LIMITED

STANDARDS OF BUSINESS CONDUCT

I. INTRODUCTION

The News Corporation Limited (the “Company”) has a firmly established policy of conducting its affairs in compliance with all applicable laws and regulations and observing the highest standards of business ethics. Integrity, honesty, forthrightness and fairness are of primary importance in all business relationships involving the Company. The Company expects each employee to deal fairly with the Company’s customers, suppliers and competitors and to perform his or her duties in such a manner as to preserve the Company’s good name and reputation. The Company intends that the spirit, as well as the letter, of these Standards of Business Conduct shall be followed by every employee.

These Standards have been adopted by the Board of Directors of the Company and shall apply to the Company, its subsidiaries and divisions and their directors, officers and employees. Accordingly, references to the Company shall include its subsidiaries and divisions. References to the Company’s General Counsel shall refer to the General Counsel, Head of Legal Affairs or Secretary, as applicable, of the Company which employs the applicable employee. These Standards are not intended to be all encompassing. Situations may arise that are not expressly covered or where the proper course of action is unclear. Employees should consult with their supervisors if any questions as to interpretation of these Standards arise. Any employee may bring problems to the attention of higher management for review. The Company’s attorneys are also available to assist in resolving such matters.

The Company may modify or supplement these Standards from time to time, as it deems appropriate. Accordingly, all employees must review these Standards at least once every year. Additionally, some Company subsidiaries or divisions may adopt more restrictive or supplemental rules governing certain matters. Employees of these subsidiaries or divisions have the obligation to become familiar with and observe any such rules as well.

Application of these Standards to executive officers and directors may only be waived by the Board of Directors of the Company or a committee of the Board. The Company must disclose any changes to, or waivers of, these standards in its periodic reports filed with he SEC or on its Intranet web site.

Any employee of the Company having information or knowledge regarding a violation, or potential violation, of these Standards shall immediately report the same to his or her supervisor. If an employee has reason to believe that it would be inappropriate to report he relevant information to his or her supervisor, then the information should be reported directly to another high-level authority within the Company. Retaliation or reprisal of any kind against an employee who reports a violation (or, in good faith, potential violation) of these Standards is strictly prohibited.

The Company may regard any employee’s acts in violation of these Standards to be outside the course and scope of that employee’s employment. Any employee who shall be found to have violated these Standards may be subject to immediate disciplinary action, including reassignment, demotion or, when appropriate, dismissal. Legal proceedings may also be commenced against such individual to recover the amount of any improper expenditures, any other losses which the Company may have incurred or other appropriate relief. Violators may also be prosecuted by public officials under applicable criminal statutes.

II. CORPORATE ASSETS AND INFORMATION

A. Company Funds and Property

Employees of the Company are responsible and accountable for the proper expenditure of funds and use of Company assets under their control, including all funds and assets entrusted to the Company’s custody by customers and others. The Company’s assets are to be used only for proper purposes both during and following employment with the Company. Examples of improper uses include unauthorized taking or use of corporate property or other resources, and the disbursement of corporate funds, directly or indirectly, for any form of payment that is illegal or otherwise not in accordance with Company policy. Unless authorized by appropriate Company executives, the sale, loan or gift of Company assets to Company employees, customers or suppliers is prohibited.

B. Corporate Records and Public Disclosure

Data, Records and Reports

All Company data, records and reports must be accurate and truthful and prepared in a proper manner. These include everyday documents such as expense reports and accounting entries, as well as cost estimates, contract proposals and other presentations to management, customers and the public. It is essential that those who rely on these records and reports—managers, creditors, customers, auditors and other decision makers—have truthful and accurate information. The integrity of the Company’s accounting, technical, personnel, financial and other records is based on their validity, accuracy and completeness.

Anyone preparing the type of information described above must be diligent in assuring its integrity and anyone representing or certifying the accuracy of such information should make an inquiry or review adequate to establish a good faith belief in the accuracy of the information. Custodians of the Company’s data, records and reports must be sure that such information is released, whether internally or outside the Company, only if adequately protected and then only for authorized purposes.

The Company files periodic reports and other documents with various stock exchanges and regulatory authorities, including the U.S. Securities and Exchange Commission and the New York Stock Exchange. Employees involved in the preparation and submission of these reports and other public disclosure must ensure that the information presented is full, fair, accurate, timely and understandable.

C. Confidential and Proprietary Information

The Company’s employees are responsible for protecting the Company’s confidential and proprietary information. No employee shall disclose confidential or proprietary information to a third party without proper authorization or use such information for his or her own personal benefit, or in any manner inconsistent with the Company’s interest.

Confidential information includes, without limitation, information or data relating to the Company’s planning, business strategy, projects, existing or potential customers, competitors or suppliers, financial results or operations, or any other information that is not generally known to the public. This prohibition also applies to the confidential information of the Company’s customers, suppliers and other parties with whom the Company does business.

Proprietary information includes, without limitation, information relating to trade secrets, patents, research studies and results, manufacturing techniques and marketing strategies. It includes records, practices, letters, plans, drawings, software and data stored on electronic or magnetic media. Proprietary information also includes inventions and other information employees may create or develop which relate to the Company’s business. Proprietary information is a Company asset. Employees are required to report the creation or development of proprietary information to permit the Company to take the necessary steps to protect its assets. Improper disclosure or use could destroy the value of such information to the Company, substantially weaken the Company’s competitive position and subject it to substantial liability to any third-party licensor of such information.

Access to confidential and proprietary information must be limited to authorized persons with a need to know that particular information. Unauthorized disclosure even to other Company employees, for example, in non-job related discussions, is prohibited. Employees should take care not to: (1) discuss Company matters in public places where discussions can be overheard; (2) read Company documents where others can see them; or (3) discard Company documents where they can be retrieved. Employees should also be aware of the insecure nature of conversations conducted on car, airplane, mobile and cellular telephones, and act accordingly.

At the conclusion of employment with the Company, employees are required to return all Company documents, records and other property in their possession, including those that contain confidential or proprietary information. After leaving the Company, former employees have a continuing obligation to safeguard confidential and proprietary information, including keeping it confidential and avoiding its unauthorized use.

D. Insider Trading

If an employee has material non-public information relating to the Company, he or she may not buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. Information is “material” if it would influence a reasonable person to buy or sell stock. Examples include undisclosed earnings, sales or profitability data, impending announcements of acquisitions or investments, and significant project or product developments. Information should be considered “non-public” until a reasonable time after it has been disseminated widely to the general public through press releases, news ticker or newspaper items, or quarterly or annual reports.

The prohibition on insider trading also applies to information relating to any other company, including any customer, competitor, or supplier of the Company. These restrictions also apply to an employee’s family members and others living in his or her household, and any other person with whom the employee may share material, non-public information. Employees are expected to be responsible for the compliance of their immediate family and personal household. Transactions that may appear to be necessary or justifiable for personal, independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided.

Any short-term or speculative transaction involving the stock of the Company may also be improper and inappropriate. These transactions may include purchases of securities on margin, short sales, or buying or selling of puts or calls with respect to securities of the Company.

Any employee who buys or sells securities of the Company should be aware that if the transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any such transaction, an individual should carefully consider how regulators and others might view the transaction. In the United States, as a general rule, it is considered safe for employees to buy or sell securities of the company that employs them on or after the third business day after the release to the general public of the Company’s quarterly or annual reports. However, the rules differ from jurisdiction to jurisdiction and are subject to change. Accordingly, any employee in possession of confidential information wishing to trade in Company securities should consult the Company’s General Counsel beforehand.

E. Legal Disputes

Employees involved with a Company lawsuit or other legal dispute may not discuss it with outsiders or other Company employees without the prior approval of the Company’s General Counsel. Failure to follow these restrictions could constitute a breach of the attorney-client privilege and result in the loss of confidential information. Additionally, any employee contacted by any regulatory or law enforcement authority seeking Company information should promptly contact his or her supervisor who shall immediately bring the matter to the attention of the Company’s General Counsel. No employee should respond to any inquiry regarding the Company without first consulting with the Company’s General Counsel.

III. CONFLICTS OF INTEREST

A. Conflicts of Interest

Although Company employees are generally free to engage in personal financial and business transactions, there are certain limitations. No employee, officer, or director or a member of his or her family should receive improper benefits as a result of his or her position with the Company. All employees have a duty to avoid situations where their loyalties may be divided between the Company’s interests and their own interests. Employees should avoid even the appearance of such a conflict of interest.

While it is impossible to outline every situation that may give rise to a conflict of interest or the appearance of impropriety, the following are some examples:

1.	No employee or closely related family member may have a financial interest or stock ownership in, or obligation to, a competitor, customer, or supplier of the Company, where the interest or obligation might cause divided loyalty or even the appearance of divided loyalty.

2.	No employee may perform services as an employee, independent contractor, advisor or consultant for any competitor of the Company. No employee may perform such services for a customer or supplier of the Company without the written approval of the Company’s General Counsel.

3.	No employee may serve as a director of any competitor of the Company. No employee may serve as a director of any customer or supplier of the Company without the written approval of the Company’s General Counsel.

4.	No employee may accept a position with another company if doing so would impair the employee’s ability to fulfill his or her obligations to the Company.

5.	No employee may seek or accept elected or appointed public office, unless he or she has received written authorization from the Company’s General Counsel.

6.	No employee may deprive the Company of a business opportunity, or divert a business opportunity to such employee’s own benefit.

Memberships on Outside Boards of Directors

Any News Corporation employee seeking permission to serve on an outside board of directors must submit his or her request for a waiver of the Conflicts of Interest policy to the Company’s General Counsel together with a description of the company, and his or her obligations as a board member. A Committee appointed by the Company shall review employee requests for permission to serve on outside boards. The initial Committee shall consist of K. Rupert Murdoch, Peter Chernin and Arthur Siskind. The Committee shall evaluate requests on a case-by-case basis and make its determination based on several factors, the most important of which will be whether the employee’s service as a director will be beneficial to the employee’s primary obligation to News Corporation. Other factors to be considered include the nature of the company’s business, whether it is a publicly traded company with shares traded on the New York Stock Exchange or NASDAQ, and whether the obligations of a board member can be performed without interfering with the individual’s job performance (i.e. as a general rule fewer than fifteen hours are to be spent annually on directorship matters). No requests shall be entertained by the Committee unless first approved by the employee’s immediate supervisor. Finally, no requests shall be entertained for participation on outside boards for companies which fall within the restrictions as set forth above.

B. Dealing with Government Officials

Employees who have dealings with government officials shall conform to the following standards:

1.	All employees who contact public officials must be familiar with the applicable lobbying laws and public disclosure requirements, particularly those laws or regulations that pertain to registrations or filings that must be made by the Company.

2.	No payment shall be made to, or for the benefit of, any public official in order to induce or entice such official to enact, defeat or violate any law or regulation for the Company’s benefit; to influence any official act; or to obtain any favorable action by a governmental agency or official on behalf of the Company.

3.	Social amenities, entertainment and other courtesies may be extended to government officials or employees only to the extent appropriate and reasonable under applicable laws and customs. Gifts of greater than nominal value to, or lavish entertainment of, public officials are prohibited. No gifts in the form of cash, stock or other similar consideration shall be given, regardless of amount. Any gift about which an employee is uncertain should not be made without the written approval of the Company’s General Counsel. Any expenses incurred by a Company employee in connection with the matters discussed herein shall be accurately recorded on the Company’s books and records.

C. Business Hospitality

Business entertainment (including meals and transportation), gratuities and gifts, whether offered by Company employees or their families to third parties or extended to Company employees or their families by third parties, are permitted, provided the entertainment, meal or transportation provided is not lavish or excessive and the gift or gratuity given is of nominal value and does not consist of cash or cash equivalents (e.g., gift certificates). Neither should exceed the bounds of good taste or customary business standards in the community. Care should be exercised to ensure that any business entertainment or gift cannot reasonably be construed by the recipient as a bribe or improper inducement. The nature of the transactions should be such that their public disclosure would not be embarrassing to the Company or the recipient. All funds expended for business entertainment and gifts must be documented accurately and reflected in the books and records of the Company.

D. Prohibited Payments

Bribery and Kickbacks

No employee of the Company shall directly or indirectly offer, give, solicit or accept any money, privilege, special benefit, gift, or other item of value for the purpose of obtaining, retaining, or directing business, or bestowing or receiving any kind of special or favored treatment for the Company. The Company does not permit or condone the use or receipt of bribes, kickbacks, or any other illegal or improper payments or transfers in the transaction of its business. The use of any outside consultant, attorney, accountant, or agent in any manner or for any purpose that would be contrary to this prohibition will not be permitted.

Business Dealings Outside the United States

The Foreign Corrupt Practices Act (the “Act”) prohibits a U.S. citizen from engaging in certain types of activities while conducting business outside the United States. In accordance with the provisions of the Act, no director, officer, employee, or agent of the Company shall give or offer to give, directly or indirectly, anything of value to any foreign official (including an official of any political party or candidate for any political office) for the purpose of (i) influencing any act or decision of the recipient in his official capacity; (ii) inducing the recipient to use his influence to affect any act or decision of any foreign government; or (iii) inducing the recipient to do or omit to do any act in violation of the lawful duty of such person. The Act provides that an individual may be fined up to $100,000 and imprisoned for up to five years for violations of the Act. In addition, the Company is subject to substantial monetary penalties for violations of the Act by its employees or agents and is prohibited from directly or indirectly paying the monetary fines imposed on individual violators of the law. Modest gratuities and tips may be paid solely for the purpose of expediting or securing the performance of a routine action required to be taken by foreign governmental officials, representatives of customers or suppliers or other persons whose duties are essentially ministerial or clerical in nature. However, such payments may not be made if they are in violation of local law or in order to influence a foreign official or other person to make a decision that the individual is not required to make, such as any decision whether, or on what terms to award new business to or to continue business with a particular party.

Political Contributions

No corporate funds or services shall be paid or furnished to any political party or any candidate for, or incumbent in, any public office except as permitted by law and as approved by the Company’s General Counsel.

The prohibitions and limitations on political contributions outlined above relate only to the use of corporate funds and services and are not intended to discourage employees from making personal contributions to candidates or political parties of their choice. Personal involvement in political activity is permitted as long as the activity does not interfere with or impair the performance of the employees’ duties for the Company. In addition, any employee who becomes involved with a political group must make it clear that his or her activities are being conducted purely in a personal capacity and not on behalf of or in connection with the Company.

IV. EQUAL EMPLOYMENT OPPORTUNITY AND UNLAWFUL HARASSMENT

A. Equal Employment Opportunity Statement

The Company maintains a strong policy of equal employment opportunity for all employees and applicants for employment. The Company hires, trains, promotes and compensates employees based upon job-related factors such as the individual’s ability, work quality, attitude, competence and potential, as well as the Company’s operation needs, without regard for race, color, religion, sex, sexual orientation, national origin, citizenship, age, marital status, or disability, as well as all other classifications protected by applicable laws (collectively, the “Protected Classifications”).

The Company’s equal employment opportunity philosophy applies to all aspects of employment with the Company, including but not limited to recruiting, hiring, training, transfer, promotion, employee benefits and compensation, termination, educational assistance, leave of absence and social and recreational activities.

B. Fair Work Environment

It is the Company’s policy to promote a fair and collegial working environment for all our employees. In keeping with this policy, sexual, racial, religious, ethnic, sexual orientation, age, national origin or other harassment of any employee by anyone is contrary to Company policy and will not be condoned. The Company will endeavor to keep the workplace free of any conduct which creates an intimidating, hostile or abusive work environment.

1. Unlawful Harassment

The Company opposes harassment of others on the bases of sex, sexual orientation age, race, or any other Protected Classification. Harassment includes making derogatory remarks about such characteristics, using negative epithets, making “jokes” about ethnic or other groups and other verbal and physical behavior.

All employees are expected to cooperate in maintaining this work environment. Any form of unlawful harassment, whether verbal or physical, will not be tolerated by the Company at any level.

While all forms of harassment are prohibited, be they based on one’s race or ethnicity, the Company wishes to emphasize the special problems of sexual harassment Sexual harassment includes unwelcome sexual advances, requests for sexual favors or other verbal or physical conduct of a sexual nature when: (1) submission to such conduct is made either explicitly or implicitly a term or condition of an individual’s employment; (2) submission to or rejection of such conduct by an individual is used as a basis of employment decisions affecting such individual; or (3) such conduct has the purpose or effect of unreasonably interfering with the affected individual’s work performance or creating an intimidating, hostile or offensive work environment. Sexual harassment is prohibited whether directed toward men or women, and regardless of whether the employee accepts or rejects the advance.

The Company does not wish to interfere with the personal lives of its staff. However, conduct of a sexual nature directed toward Company employees that is not welcome and creates a hostile or abusive work environment can be unlawful sexual harassment, whether committed by supervisory or non-supervisory personnel. Examples of conduct that could constitute sexual harassment include:

•	Sexual touching, advances, or propositions;
•	Verbal abuse, epithets, derogatory statements, or slurs;
•	Graphic or suggestive comments about an individual’s dress or body;
•	Sexually degrading words to describe an individual; and
•	The display in the workplace of sexually suggestive objects or pictures, including nude photographs.

The Company policy also applies to sexually improper conduct toward the Company’s staff by clients, customers or other non-employees. If you inform the Company that you have been subject to sexual or other harassment in the workplace by a non-employee, that individual will be informed of the Company’s policy and appropriate corrective action and preventative steps will be taken.

Please keep in mind that each of the concepts described in the preceding discussion of “sexual harassment” applies with equal force to all other types of prohibited harassment.

2. Handling Complaints

It is the Company’s policy to investigate thoroughly and remedy any incidents of harassment or discrimination. In order to accomplish this, however, if you believe that you have been subject to unlawful workplace harassment or discrimination of any kind, you should report the matter as soon as possible to the Company. Accordingly, employees who feel aggrieved because of harassment or discrimination have an obligation to immediately notify the Head of the Human Resources Department, or any member of management with whom he or she feels comfortable discussing the situation.

The Company understands that complaints of harassment and discrimination can be extremely sensitive and, as far as practicable, will keep such complaints and all communications concerning them in strict confidence. In order to make this policy effective each employee is expected and, in deed, obligated to cooperate fully with the Company in any such investigation. This includes all employees involved in any way, including the complaining employee, the alleged harasser and any individuals identified as witnesses. It is an independent violation of this policy for an employee to refuse to cooperate in any such investigation and, depending on the circumstances, any such employee will be subject to appropriate disciplinary action up to and including discharge.

The Company will investigate all complaints of harassment promptly, fairly, thoroughly and as confidentially as practicable. If the Company determines that harassment has occurred, appropriate corrective action will be taken as warranted by the circumstances.

Any employee, supervisor or manager who is found after investigation to have engaged in unlawful harassment or discrimination of an employee will be subject to appropriate disciplinary action, depending on the circumstances, up to and including discharge.

C. Accommodation For Disabilities

The Company endeavors to provide equal employment opportunities to otherwise qualified individuals with disabilities, which includes providing reasonable accommodations to the extent practicable. In general, it is an employee’s responsibility to notify the Company of the need for an accommodation. If an employee communicates to his or her supervisor that an accommodation is required, the supervisor may ask the employee for input about the type of accommodation necessary, or the functional limitations caused by the disability.

D. Discrimination and Harassment Complaints

The Company respects the right of each employee who in good faith complains about illegal discrimination of any kind, including sexual of other workplace harassment, or who provides information in connection with any such complaint. Retaliation against any employee for engaging in these protected activities is contrary to Company policy and will not be condoned. If you believe that you have experienced illegal discrimination or retaliation, you should report that immediately to the Human Resources Department or, if that is problematic, to Jan F. Constantine, Esq., Senior Deputy General Counsel, in the legal department, or other appropriate Company representatives.

V. SAFETY OF THE WORKPLACE AND ENVIRONMENTAL PROTECTION

The Company requires each employee to perform his or her work in a safe manner so as not to cause harm to themselves or to others. The Company similarly insists that work conducted under its leadership or supervision be performed safely. Work performed Individually or under Company leadership must also comply with applicable environmental standards and regulations.

Working or supervising work with hazardous equipment or materials, or under hazardous conditions, requires knowledge of and compliance with all applicable occupational safety and health standards, informational requirements and government regulations. Any employee having any questions about these standards, requirements or regulations should consult with his or her supervisor.

VI. RELATIONSHIPS WITH COMPETITORS AND OTHER TRADE PRACTICES

A. Relationships with Competitors

Employees of the Company must be aware that there are laws protecting and promoting proper competition, including laws protecting competitors’ proprietary and other sensitive information; such laws apply in many of the countries in which the Company does business. Company employees and consultants, especially any persons having direct contact with competitors, have a clear responsibility to know and obey these laws.

Proprietary and Sensitive Information

The Company will not acquire another company’s trade secrets or other proprietary information by improper means, or permit the unauthorized use of a third party’s patents, copyrights or trademarks. The acquisition of trade secrets or other proprietary information by other than open, independent (e.g., “reverse engineering”) or owner-authorized means (e.g., teaming agreements or written releases from suppliers) may subject individuals and entities to criminal or civil liability. Additionally, means such as reverse engineering may be prohibited by contractual arrangements or may violate certain patent or other proprietary rights.

Fair Competition

The Company will compete fairly for business, respecting the rights of other parties. This includes respect for the legitimate business relationships of competitors with the Company’s prospective customers. If as a result of our wrongful act a customer breaches a contract or terminates a business relationship with a competitor, the Company and its employees may be liable for damages.

Price Fixing

Any kind of joint action taken by two or more companies which directly or indirectly influences the price of the products or services they sell in competition with one another is price fixing. Such an agreement is illegal whether or not the parties have arrived at a specific price or even a range of prices.

Customer Allocation, Dividing Territories, or Limiting Production

Any agreement between competitors not to compete by allocating customers or potential customers is illegal, whether the allocation is by territory, by specific customer, or by customer classification. Agreements to limit production or avoid production innovation are also illegal.

B. Restrictive International Trade Practices

United States law prohibits U.S. corporations and their foreign operations from complying with restrictive trade practices, including boycotts, instituted by foreign countries against other countries or against U.S. organizations or persons. These laws require companies to report any such requests to the U.S. Government. To ensure compliance with United States and applicable foreign laws, employees must report promptly to management any request received for compliance with international restrictive trade practices.

VII. CODE OF ETHICS FOR THE CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS

The Company has developed and adopted this Code of Ethics applicable to its Chief Executive and senior financial officers to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; and compliance with applicable laws, rules and regulations. As used herein, “senior financial officers” means the Company’s principal financial officer and principal accounting officer or controller, or persons performing similar functions. The Company’s Chief Executive and senior financial officers are also subject to the following specific policies (this Code of Ethics shall be deemed to constitute the code of ethics referred to in Item 16B of Form 20-F promulgated by the SEC:

1.	The Chief Executive and all senior financial officers shall at all times conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2.

The Chief Executive and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in (a) the reports and documents that the Company files with, or submits to, the SEC and (b) the Company’s other communications with the public, including both written and oral disclosures, statements and presentations. It shall be the responsibility of the Chief Executive and each senior financial officer promptly to bring to the attention of the Company’s Board or Audit Committee any material information of which he or she may become aware that may render the disclosures made by the Company in its public filings or otherwise materially misleading, and to assist the Company’s Board and Audit Committee in fulfilling their responsibilities.

3.	The Chief executive and all senior financial officers shall not, directly or indirectly, take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified public accountant engaged in the performance of any audit or review of the financial statements of the Company that are required to be filed with the SEC if such person knew (or was unreasonable in not knowing) that such action could, if successful, result in rendering such financial statements materially misleading. For purposes of this Code of Ethics, actions that “could, if successful, result in rendering such financial statements materially misleading” include, but are not limited to, actions taken at any time with respect to the professional engagement period to fraudulently influence, coerce, manipulate, or mislead an auditor:

a.	To issue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards, or other applicable standards);
b.	Not to perform audit, review or other procedures required by generally accepted auditing standards or other applicable professional standards;
c.	Not to withdraw an issued report; or
d.	Not to communicate matters to the Company’s Audit Committee.

4.	The Chief Executive and each senior financial officer shall promptly bring to the attention of the Company’s Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

5.	The Chief Executive and each senior financial officer shall promptly bring to the attention of the Company’s Group General Counsel or the Chief Executive or, where he or she deems it appropriate, directly to the Company’s Board or Audit Committee, any information he or she may have concerning any violations of this Code of Ethics.

6.	The Company intends to prevent the occurrence of conduct not in compliance with this Code of Ethics and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Allegations of non-compliance will be investigated whenever necessary and evaluated at the proper level(s). Thos found to be in violation of this Code of Ethics are subject to appropriate disciplinary action, up to and including termination of employment. Criminal misconduct may be referred to the appropriate legal authorities for prosecution.